Sub- Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO EQUALLY - WEIGHTED S&P 500 FUND

A Special Meeting ("Meeting") of Shareholders of Morgan Stanley Equally - Weighted S&P 500 Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                    Votes      Votes       Broker
Matter                                                 Votes For   Against    Abstain    Non-Votes
------                                                ----------   -------   ---------   ---------
(1) Approve an Agreement and Plan of Reorganization   18,706,946   998,607   1,367,319       0